Exhibit 99.1
Solera Holdings, Inc. Reports Third Quarter 2013 Results
Third Quarter Revenue of $214.6 Million, up 8.4% on a GAAP Basis and up 9.0% on a Constant Currency Basis; Adjusted EBITDA Margin of 42.9% on a Reported Basis and 43.1% on a Constant Currency Basis; Company Raises Guidance; Company Announces Quarterly Dividend
WESTLAKE, Texas, May 7, 2013/PRNewswire/ – Solera Holdings, Inc. (NYSE: SLH), the leading global provider of software and services to the automobile insurance claims processing industry, today reported results for the third quarter of fiscal year 2013.
Results for the Third Quarter Ended March 31, 2013:
GAAP Results

•
Revenue for the third quarter was $214.6 million, an 8.4% increase over the prior year third quarter revenue of $198.0 million. After adjusting for changes in foreign currency exchange rates (“FX Changes”), revenue for the third quarter increased by approximately 9.0% over the prior year third quarter revenue;

•
Net income attributable to Solera Holdings, Inc. for the third quarter was $21.5 million, a 19.6% decrease over the prior year third quarter net income attributable to Solera Holdings, Inc. of $26.7 million, which is primarily attributable to an increase in certain expenses described below;

•
Diluted net income attributable to Solera Holdings, Inc. per common share for the third quarter was $0.31, an 18.4% decrease over the prior year third quarter diluted net income attributable to Solera Holdings, Inc. per common share of $0.38, which decrease is primarily related to the decrease in net income attributable to Solera Holdings, Inc.

“I am pleased to report that for the third consecutive quarter, we have exceeded consensus estimates for revenue, Adjusted EBITDA and cash EPS, and we have raised guidance,” said Tony Aquila, Solera's founder, Chairman and Chief Executive Officer. “Globally, we have a positive outlook for the fourth quarter and believe that we are building a strong foundation across our Advanced, Evolving and Emerging markets. We are excited about executing phase one of Mission 2020 - $2 billion in revenue and a 40% Adjusted EBITDA margins by fiscal year 2020.”
Non-GAAP Results

•
Adjusted EBITDA for the third quarter was $92.1 million, a 5.1% increase over the prior year third quarter Adjusted EBITDA of $87.7 million. After adjusting for FX Changes, Adjusted EBITDA for the third quarter increased by 5.9% over the prior year third quarter Adjusted EBITDA;

•
Adjusted EBITDA margin for the third quarter was 42.9%, a 137 basis point decrease over the prior year third quarter Adjusted EBITDA margin of 44.3%. After adjusting for FX Changes, Adjusted EBITDA margin for the third quarter was 43.1%, a 125 basis point decrease over the prior year third quarter Adjusted EBITDA margin;

•	Adjusted Net Income for the third quarter was $49.2 million, a 0.2% decrease over the prior year third quarter Adjusted Net Income of $49.3 million;

•	Adjusted Net Income per diluted common share for the third quarter was $0.71, a 1.4% increase over the prior year third quarter Adjusted Net Income per diluted common share of $0.70.
Business Statistics

•
EMEA revenues were $123.0 million for the third quarter, representing a 6.5% increase over the prior year third quarter. After adjusting for FX Changes, EMEA revenues for the third quarter increased 6.6% over the prior year third quarter;

•
Americas revenues were $91.6 million for the third quarter, representing a 11.0% increase over the prior year third quarter. After adjusting for FX Changes, Americas revenues for the third quarter increased 12.3% over the prior year third quarter;

•
Revenues from insurance company customers were $92.1 million for the third quarter, representing a 3.1% increase over the prior year third quarter. After adjusting for FX Changes, revenues from insurance company customers for the third quarter decreased 0.7% over the prior year third quarter;

•
Revenues from collision repair facility customers were $68.4 million for the third quarter, representing a 4.9% increase over the prior year third quarter. After adjusting for FX Changes, revenues from collision repair facility customers for the third quarter increased 5.2% over the prior year third quarter;

•
Revenues from independent assessors were $18.3 million for the third quarter, representing a 2.8% increase over the prior year third quarter. After adjusting for FX Changes, revenues from independent assessors for the third quarter increased 3.2% over the prior year third quarter;

•
Revenues from automotive recycling, salvage and other customers were $35.8 million for the third quarter, representing a 39.9% increase over the prior year third quarter. After adjusting for FX Changes, revenues from automotive recycling, salvage and other customers for the third quarter increased 56.1% over the prior year third quarter. The increase in revenues from automotive recycling, salvage and other customers is primarily due to incremental revenue contributions from recently-acquired businesses.

Fiscal Year 2013 Outlook:
We are updating our previously issued outlook for our full fiscal year ending June 30, 2013 as follows:

	Previous Fiscal Year 2013 Outlook	Current Fiscal Year 2013 Outlook
Revenues	$829 million — $835 million	$832 million — $836 million
Net Income attributable to Solera Holdings, Inc.	$85 million — $91 million	$84 million — $87 million
Adjusted EBITDA	$353 million — $359 million	$355 million — $359 million
Adjusted Net Income	$181 million — $185 million	$184 million — $187 million
Adjusted Net Income per diluted common share	$2.60 — $2.66	$2.66 — $2.70

The current fiscal year 2013 outlook above assumes constant currency exchange rates from those currently prevailing, no acquisitions of businesses, no repurchases of our common stock and an assumed 28% tax rate to calculate Adjusted Net Income.
Exchange rates between most of the major foreign currencies we use to transact our business and the U.S. dollar have fluctuated significantly over the last few years and we expect that they will continue to fluctuate. The majority of our revenues and costs are denominated in Euros, Pound Sterling, Swiss francs, Canadian dollars and other international currencies. The following table provides the average quarterly exchange rates for the Euro and Pound Sterling since the beginning of fiscal year 2012:

Period	Average Euro-to- U.S. Dollar Exchange Rate	Average Pound Sterling-to-U.S. Dollar Exchange Rate
Quarter ended September 30, 2011	$1.42	$1.61
Quarter ended December 31, 2011	1.35	1.57
Quarter ended March 31, 2012	1.31	1.57
Quarter ended June 30, 2012	1.28	1.58
Quarter ended September 30, 2012	1.25	1.58
Quarter ended December 31, 2012	1.30	1.61
Quarter ended March 31, 2013	1.32	1.55
During the three months ended March 31, 2013 as compared to the three months ended March 31, 2012, the movement of the U.S. dollar against most major foreign currencies we use to transact our business was mixed. Relative to the Euro, the average U.S. dollar weakened by 0.8%, which increased our revenues and expenses for the three months ended March 31, 2013 relating to the Euro markets in which we transact business. In contrast, the average U.S. dollar strengthened versus the Pound Sterling by 1.1%, which decreased our revenues and expenses for the three months ended March 31, 2013 relating to the United Kingdom. A hypothetical 5% increase or decrease in the U.S. dollar versus other currencies in which we transact our business would have resulted in an increase or decrease, as the case may be, to our revenues of $7.4 million and $21.2 million during the three and nine months ended March 31, 2013, respectively.
All percentage amounts and ratios were calculated using the underlying data in whole dollars. We measure constant currency, or the effects on our results that are attributable to FX Changes, by measuring the incremental difference between translating the prior period and the current results at the monthly average rates for the same period from the prior year. When we refer to consensus, we mean the consensus results, on an actual currency basis, of certain analysts that cover us, as reported on Thompson First Call.

Net Income Attributable to Solera Holdings, Inc.:
The 19.6% decrease in net income attributable to Solera Holdings, Inc. was primarily attributable to an increase in selling, general and administrative expenses ("SG&A"), including personnel-related expenses due to continued growth in our business, incremental SG&A contributions from recently-acquired businesses and an increase in stock-based compensation expense. An increase in acquisition-related costs resulting from recently completed acquisitions and additional interest expense resulting from the issuance of $400 million of additional senior unsecured notes in April 2012 also contributed to the decrease.

Quarterly Dividend:
Our Board of Directors approved the payment of a quarterly cash dividend of $0.125 per share of outstanding common stock and per outstanding restricted stock unit. Our Board of Directors also approved a quarterly stock dividend equivalent of $0.125 per outstanding restricted stock unit granted to certain of our executive officers since fiscal year 2011 in lieu of the cash dividend, which dividend equivalent will be paid to the restricted stock unit holders as the restricted stock unit vests. The dividends are payable on June 4, 2013 to stockholders and restricted stock unit holders of record at the close of business on May 21, 2013.
Earnings Conference Call:
We will host our third quarter ended March 31, 2013 earnings call today at 5:00 p.m. (Eastern Time) – May 7, 2013. The conference call will be webcast live in listen-only mode and can be accessed by visiting the Investor Center section of the Solera website: www.solerainc.com. A webcast replay will be available on the website until 11:59 p.m. EST on May 21, 2013. A live audiocast will also be accessible to the public by calling (866) 318-8614 or from outside the U.S., (617) 399-5133. When prompted, the following access code is required: 24406092. Callers should dial in approximately 10 minutes before the call begins. For those unable to participate in the live audiocast, a replay will be available until 11:59 p.m. EST on May 21, 2013. To access the replay, dial (888) 286-8010 or from outside the U.S., (617) 801-6888, and enter the following access code when prompted: 13402845.

SOLERA HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
FOR THE THREE and NINE MONTHS ENDED MARCH 31, 2013 AND 2012
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2013	2012	2013	2012
Revenues	$214,625	$197,997	$619,577	$591,832
Cost of revenues:
Operating expenses	45,966	43,697	133,407	129,314
Systems development and programming costs	20,871	18,537	59,271	55,475
Total cost of revenues (excluding depreciation and amortization)	66,837	62,234	192,678	184,789
Selling, general and administrative expenses	60,506	51,129	169,431	151,560
Depreciation and amortization	26,360	25,802	76,140	77,580
Restructuring charges, asset impairments, and other costs associated with exit and disposal activities	1,708	5,777	4,901	6,088
Acquisition and related costs	6,069	1,906	18,048	5,658
Interest expense	17,270	11,868	52,056	36,514
Other expense, net	225	619	962	1,372
	178,975	159,335	514,216	463,561
Income before provision for income taxes	35,650	38,662	105,361	128,271
Income tax provision	10,939	9,139	21,792	33,166
Net income	24,711	29,523	83,569	95,105
Less: Net income attributable to noncontrolling interests	3,235	2,798	8,684	8,918
Net income attributable to Solera Holdings, Inc.	$21,476	$26,725	$74,885	$86,187
Net income attributable to Solera Holdings, Inc. per common share:
Basic	$0.31	$0.38	$1.08	$1.22
Diluted	$0.31	$0.38	$1.07	$1.21
Dividends paid per share	$0.125	$0.10	$0.375	$0.30
Weighted-average shares used in the calculation of net income attributable to Solera Holdings, Inc. per common share:
Basic	68,842	70,081	68,852	70,487
Diluted	69,245	70,411	69,148	70,849

Non-GAAP Financial Measures
We use a number of non-GAAP financial measures that are not intended to be used in lieu of GAAP presentations, but are provided because management believes that they provide additional information with respect to the performance of our fundamental business activities and are also frequently used by securities analysts, investors and other interested parties to facilitate the evaluation of our business on a comparable basis to other companies. The three primary non-GAAP financial measures that we use are Adjusted EBITDA, Adjusted Net Income, and Adjusted Net Income per diluted common share. We believe that Adjusted EBITDA, Adjusted Net Income and Adjusted Net Income per diluted common share are useful to investors in providing information regarding our operating results. We rely on Adjusted EBITDA as a primary measure to review and assess the operating performance of our company and our management team in connection with our executive compensation and bonus plans. Adjusted EBITDA also allows us to compare our current operating results with corresponding prior periods as well as to the operating results of other companies in our industry. We present Adjusted Net Income and Adjusted Net Income per diluted common share because we believe both of these measures provide useful information regarding our operating results in addition to our GAAP measures. We believe that Adjusted Net Income and Adjusted Net Income per diluted common share provide investors with valuable insight into our profitability exclusive of unusual adjustments, and provide further insight into the cash impact resulting from the different treatments of goodwill for financial reporting and tax purposes.
Adjusted EBITDA, Adjusted Net Income and Adjusted Net Income per diluted common share have limitations as analytical tools, and should not be considered in isolation or as a substitute for net income, net income per share and other consolidated income statement data prepared in accordance with accounting principles generally accepted in the United States. Because of these limitations, Adjusted EBITDA, Adjusted Net Income, and Adjusted Net Income per diluted common share should not be considered as a replacement for net income. We compensate for these limitations by relying primarily on our GAAP results and using Adjusted EBITDA, Adjusted Net Income, and Adjusted Net Income per diluted common share as supplemental information.

•
Adjusted EBITDA is a non-GAAP financial measure that represents GAAP net income attributable to Solera Holdings, Inc., excluding (i) interest expense, (ii) provision for income taxes, (iii) depreciation and amortization, (iv) stock-based compensation expense, (v) restructuring charges, asset impairments, and other costs associated with exit and disposal activities, (vi) other (income) expense, net, (vii) litigation related expenses, and (viii) acquisition and related costs. Acquisition and related costs include legal and professional fees and other transaction costs associated with completed and contemplated business combinations and asset acquisitions, costs associated with integrating acquired businesses, including costs incurred to eliminate workforce redundancies and for product rebranding, and other charges incurred as a direct result of our acquisition efforts. These other charges include changes to the fair value of contingent purchase consideration, acquired assets and assumed liabilities subsequent to the completion of the purchase price allocation, purchase price that is deemed to be compensatory in nature, incentive compensation arrangements with continuing employees of acquired companies and gains and losses resulting from the settlement of a pre-existing contractual relationship with an acquiree. A reconciliation of our Adjusted EBITDA to GAAP net income attributable to Solera Holdings, Inc., the most directly comparable GAAP measure, is provided in the attached table.

SOLERA HOLDINGS, INC.
RECONCILIATION TO ADJUSTED EBITDA
FOR THE THREE AND NINE MONTHS ENDED MARCH 31, 2013 AND 2012
(In thousands)
(Unaudited)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2013	2012	2013	2012
Net income attributable to Solera Holdings, Inc.	$21,476	$26,725	$74,885	$86,187
Add: Income tax provision	10,939	9,139	21,792	33,166
Net income attributable to Solera Holdings, Inc. before income tax provision	32,415	35,864	96,677	119,353
Add: Depreciation and amortization	26,360	25,802	76,140	77,580
Add: Restructuring charges, asset impairments, and other costs associated with exit and disposal activities	1,708	5,777	4,901	6,088
Add: Acquisition and related costs	6,069	1,906	18,048	5,658
Add: Litigation related expenses	450	100	1,429	100
Add: Interest expense	17,270	11,868	52,056	36,514
Add: Other expense, net	225	619	962	1,372
Add: Stock-based compensation expense	7,645	5,772	18,764	13,910
Adjusted EBITDA	$92,142	$87,708	$268,977	$260,575

•
Adjusted Net Income is a non-GAAP financial measure that represents GAAP net income attributable to Solera Holdings, Inc., excluding (i) provision for income taxes, (ii) amortization of acquired intangible assets, (iii) stock-based compensation expense, (iv) restructuring charges, asset impairments, and other costs associated with exit and disposal activities, (v) other (income) expense, not including interest income, (vi) litigation related expenses, and (vii) acquisition and related costs. From this amount, we subtract an assumed provision for income taxes to arrive at Adjusted Net Income. We assume a 28% income tax rate as an approximation of our long-term effective corporate income tax rate, which includes certain benefits from net operating loss carryforwards, tax credits, tax deductible goodwill and amortization, and certain holding companies in low tax-rate jurisdictions. A reconciliation of our Adjusted Net Income to GAAP net income attributable to Solera Holdings, Inc., the most directly comparable GAAP measure, is provided in the attached table.

•
Adjusted Net Income per diluted common share is a non-GAAP financial measure that represents Adjusted Net Income (as defined above) divided by the number of diluted shares outstanding for the period used in the calculation of GAAP net income attributable to Solera Holdings, Inc. per diluted common share. A reconciliation of our Adjusted Net Income per diluted common share to GAAP net income attributable to Solera Holdings, Inc. per diluted common share, the most directly comparable GAAP measure, is provided in the attached table.

SOLERA HOLDINGS, INC.
RECONCILIATION TO ADJUSTED NET INCOME
FOR THE THREE AND NINE MONTHS ENDED MARCH 31, 2013 AND 2012
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2013	2012	2013	2012
Net income attributable to Solera Holdings, Inc.	$21,476	$26,725	$74,885	$86,187
Add: Income tax provision	10,939	9,139	21,792	33,166
Net income attributable to Solera Holdings, Inc. before income tax provision	32,415	35,864	96,677	119,353
Add: Amortization of acquisition-related intangibles	19,784	18,468	55,032	56,699
Add: Restructuring charges, asset impairments, and other costs associated with exit and disposal activities	1,708	5,777	4,901	6,088
Add: Acquisition and related costs	6,069	1,906	18,048	5,658
Add: Litigation related expenses	450	100	1,429	100
Add: Other (income) expense, net excluding interest income	313	623	1,468	1,672
Add: Stock-based compensation expense	7,645	5,772	18,764	13,910
Adjusted Net Income before income tax provision	68,384	68,510	196,319	203,480
Less: Assumed provision for income taxes at 28%	(19,148)	(19,183)	(54,969)	(56,974)
Adjusted Net Income	$49,236	$49,327	$141,350	$146,506
Adjusted Net Income per share:
Basic	$0.72	$0.70	$2.05	$2.08
Diluted	$0.71	$0.70	$2.04	$2.07
Weighted-average shares used in the calculation of GAAP Net Income attributable to Solera Holdings, Inc. and Adjusted Net Income per share:
Basic	68,842	70,081	68,852	70,487
Diluted	69,245	70,411	69,148	70,849

SOLERA HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
AS OF MARCH 31, 2013 AND JUNE 30, 2012
(In thousands, except per share amounts)
(Unaudited)

	March 31, 2013	June 30, 2012
ASSETS
Current assets:
Cash and cash equivalents	$447,139	$508,246
Accounts receivable, net of allowance for doubtful accounts of $2,483 and $2,356 at March 31, 2013 and June 30, 2012, respectively	138,639	129,264
Other receivables	20,435	20,953
Other current assets	31,294	23,015
Deferred income tax assets	5,268	7,709
Total current assets	642,775	689,187
Property and equipment, net	64,314	58,533
Goodwill	1,090,970	999,892
Intangible assets, net	361,333	329,741
Other noncurrent assets	22,355	27,209
Noncurrent deferred income tax assets	66,655	47,254
Total assets	$2,248,402	$2,151,816
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$26,464	$26,940
Accrued expenses and other current liabilities	173,530	139,276
Income taxes payable	11,995	7,279
Deferred income tax liabilities	2,460	2,216
Current portion of long-term debt	2,811	2,861
Total current liabilities	217,260	178,572
Long-term debt	1,143,029	1,143,012
Other noncurrent liabilities	38,839	32,181
Noncurrent deferred income tax liabilities	26,660	22,067
Total liabilities	1,425,788	1,375,832
Redeemable noncontrolling interests	86,589	88,603
Stockholders’ equity:
Solera Holdings, Inc. stockholders’ equity:
Common shares, $0.01 par value: 150,000 shares authorized; 68,844 and 68,895 issued and outstanding as of March 31, 2013 and June 30, 2012, respectively	591,272	582,693
Retained earnings	176,921	141,814
Accumulated other comprehensive loss	(42,857)	(47,273)
Total Solera Holdings, Inc. stockholders’ equity	725,336	677,234
Noncontrolling interests	10,689	10,147
Total stockholders’ equity	736,025	687,381
Total liabilities and stockholders’ equity	$2,248,402	$2,151,816

SOLERA HOLDINGS, INC.
SELECTED STATEMENT OF CASH FLOWS INFORMATION
FOR THE NINE MONTHS ENDED MARCH 31, 2013 AND 2012
(In thousands)
(Unaudited)

	Nine Months Ended March 31,
	2013	2012
Net cash provided by operating activities	$173,560	$180,148
Net cash used in investing activities	(169,292)	(32,260)
Net cash used in financing activities	(68,161)	(135,633)
Effect of foreign currency exchange rate changes on cash and cash equivalents	2,786	(10,556)
Net change in cash and cash equivalents	(61,107)	1,699
Cash and cash equivalents, beginning of period	508,246	371,101
Cash and cash equivalents, end of period	$447,139	$372,800

Supplemental cash flow information:
Cash paid for interest	$36,427	$28,638
Cash paid for income taxes	$35,086	$28,752

Supplemental disclosure of non-cash investing and financing activities:
Capital assets financed	$426	$366
Accrued contingent purchase consideration	$21,051	$2,431

About Solera:
Solera is the leading global provider of software and services to the automobile insurance claims processing industry. Solera is active in over 60 countries across six continents. The Solera companies include Audatex in the United States, Canada, and in more than 45 additional countries, Informex in Belgium and Greece, Sidexa in France, ABZ and Market Scan in the Netherlands, HPI in the United Kingdom, Hollander serving the North American recycling market, AUTOonline providing salvage disposition in a number of European and Latin American countries, IMS providing medical review services, and Explore providing data and analytics to United States property and casualty insurers. For more information, please refer to the company’s website at http://www.solerainc.com.

Cautions about Forward-Looking Statements:
This press release contains forward-looking statements, including statements about: our expectations regarding our prospects and business outlook for fiscal year 2013; our expectations and beliefs regarding changes in foreign currency exchange rates; our foundation for growth; Mission 2020; and statements about dividends, acquisitions, common stock repurchases, our effective tax rate and other historical results or performance that may suggest trends for our business. These statements are based on our current expectations, estimates and assumptions and are subject to many risks, uncertainties and unknown future events that could cause actual results to differ materially. Actual results may differ materially from those set forth in this press release due to the risks and uncertainties inherent in our business, including, without limitation: our reliance on a limited number of customers for a substantial portion of our revenues; unpredictability and volatility of our operating results, which include the volatility associated with foreign currency exchange risks, our sales cycle, seasonality, global economic conditions, acquisitions and other factors; risks associated with and possible negative consequences of acquisitions, joint ventures, divestitures and similar transactions, including regulatory matters and our ability to successfully integrate our acquired businesses; effects of competition on our software and service pricing and our business; time and expenses associated with customers switching from competitive software and services to our software and services; rapid technology changes in our industry; risks associated with operating in multiple countries; risks associated with a diversified business; effects of changes in or violations by us or our customers of government regulations; use of cash to service our debt and effects on our business of restrictive covenants in our debt facility and indenture; our ability to obtain additional financing as necessary to support our operations, including Mission 2020; costs and possible future losses or impairments relating to our acquisitions; the financial impact of future significant restructuring and severance charges; the impact of changes in our tax provision (benefit) or effective tax rate; our ability to pay dividends or repurchase shares in future periods; our dependence on a limited number of key personnel; effects of system failures or security breaches on our business and reputation; our reliance on third-party information for our software and services; and any material adverse impact of current or future litigation on our results or business. For a discussion of these and other factors that could impact our operations or financial results and cause our results to differ materially from those in the forward-looking statements, please refer to our filings with the Securities and Exchange Commission, particularly our Quarterly Report on Form 10-Q for the Quarter Ended December 31, 2012. Solera is under no obligation to (and specifically disclaims any such obligation to) update or alter our forward-looking statements whether as a result of new information, future events or otherwise.

SOURCE Solera Holdings, Inc.
Kamal Hamid, Investor Relations of Solera Holdings, Inc.,
+1-858-946-1676,
kamal.hamid@solerainc.com